Exhibit 99

DARDEN
RESTAURANTS
Red Lobster(R) Olive Garden(R) Bahama Breeze(R) Smokey Bones(R)
         www.darden.com
                                                     NEWS/INFORMATION
                                                     Corporate Relations
                                                     P.O. Box 593330
                                                     Orlando, FL  32859

                                      Contacts:
                                      (Analysts) Matthew Stroud (407) 245-6458
                                      (Media) Jim DeSimone(407) 245-4567
FOR RELEASE
June 20, 2006
4:30 PM ET

                  DARDEN RESTAURANTS REPORTS 21% ANNUAL AND 15%
              FOURTH QUARTER DILUTED NET EARNINGS PER SHARE GROWTH

ORLANDO, FL, June 20 - Darden Restaurants, Inc. (NYSE:DRI) today reported diluted net earnings per share for the fiscal year and fiscal fourth quarter ended May 28, 2006. For the fiscal year, diluted net earnings per share were $2.16, a 21% increase over the prior year, on net earnings of $338.2 million. In the fourth quarter, diluted net earnings per share were 60 cents, a 15% increase over the prior year, on net earnings of $92.3 million.

Darden Restaurants, the world's largest casual dining company, reported that full year sales increased 8.4% to $5.72 billion. In the fourth quarter, sales increased 8.5% to $1.51 billion, driven primarily by strong same-restaurant sales at Red Lobster and Olive Garden and new restaurant growth at Olive Garden and Smokey Bones.

"We had an outstanding quarter, capping a great year," said Clarence Otis, Chairman and Chief Executive Officer of Darden. "For the second consecutive year, our talented and committed people delivered net earnings per share growth of over 20%. And that was particularly noteworthy and satisfying in a year in which the macro-economic environment presented us with some challenges. These results demonstrate the power of combining an inclusive culture, where the focus is on nourishing and delighting everyone we serve, with effective brand management and continuously improving in-restaurant excellence. We're excited about the future and look forward to strong financial performance in fiscal 2007. Our entire organization is convinced that Darden's proven approach to the casual dining business will enable us to thrive - in good times and bad - and achieve our goal of being the best in our industry, now and for generations."

Highlights for the quarter and year ended May 28, 2006 include the following:

o Net earnings for the fiscal year were $338.2 million, or $2.16 per diluted share, on sales of $5.7 billion. Last year, net earnings were $290.6 million, or $1.78 per diluted share, for the fiscal year.

o Net earnings for the fourth quarter were $92.3 million, or 60 cents per diluted share, on sales of $1.5 billion. Last year, net earnings were $84.0 million, or 52 cents per diluted share, for the fourth quarter, on sales of $1.4 billion.


                                     -MORE-

o Red Lobster's U.S. same-restaurant sales increased 9.4% in the fourth quarter, its 7th consecutive quarter of same-restaurant sales growth. Red Lobster's U.S. same-restaurant sales increased 4.9% for the fiscal year.

o Olive Garden's U.S. same-restaurant sales increased 2.5% in the fourth quarter, its 47th consecutive quarter of same-restaurant sales growth. Olive Garden's U.S. same-restaurant sales increase for the fiscal year was 5.5%.

o Darden purchased 2.4 million shares of its common stock in the fourth quarter, bringing the total number of shares repurchased during the year to
     11.9 million.


Operating Highlights

RED LOBSTER'S fourth quarter sales of $703.3 million were 10.7% above prior year, driven primarily by its U.S. same-restaurant sales increase of 9.4%. For the quarter, the company's sales gains and lower food and beverage expenses, restaurant labor expenses, and depreciation and amortization expense as a percent of sales more than offset increased restaurant expenses and selling, general, and administrative expenses as a percent of sales. This resulted in a strong double-digit increase in operating profit for the quarter. Red Lobster's total sales for the fiscal year were $2.58 billion, a 5.9% increase from last year; its average annual sales per restaurant were $3.8 million; and U.S. same-restaurant sales for the fiscal year were up 4.9%. Red Lobster had record annual sales, operating profit and return on sales.

OLIVE GARDEN'S fourth quarter sales of $665.0 million were 6.1% above prior year, driven primarily by revenue from 19 net new restaurants opened during fiscal 2006 and a U.S. same-restaurant sales increase of 2.5%. For the quarter, the company's sales gains and lower food and beverage expenses, restaurant labor expenses, and selling, general, and administrative expenses as a percent of sales, more than offset increased restaurant expenses and depreciation and amortization expense as a percent of sales. This resulted in a strong increase in operating profit for the quarter. Olive Garden had record total sales for the fiscal year of $2.62 billion, a 9.0% increase from last year; its average annual sales per restaurant were $4.6 million; and its U.S. same-restaurant sales increase for the year was 5.5%. Olive Garden delivered record sales, operating profit and return on sales for the fiscal year.

BAHAMA BREEZE'S fourth quarter sales of $46.4 million were 3.6% above prior year, driven by a same-restaurant sales increase of 3.6%. Total sales for the fiscal year for Bahama Breeze were $166.3 million and average annual sales per restaurant were $5.2 million. Bahama Breeze's same-restaurant sales increased 1.7% for the fiscal year.

SMOKEY BONES opened three restaurants during the fourth quarter and had 126 restaurants in operation at the end of the fiscal year. Smokey Bones' fourth quarter sales of $89.8 million were 8.7% above prior year. Same-restaurant sales for the fourth quarter decreased 7.7%. Smokey Bones' total sales for the fiscal year were $337.4 million; its average annual sales per restaurant were $2.9 million; and same-restaurant sales for the fiscal year were down 3.7%. During fiscal year 2007, the company plans to focus on repositioning its brand to increase breadth of appeal while limiting its new restaurant openings to five restaurants.




                                     -MORE-

"Darden's operating performance this quarter was very strong and provided a great finish to a tremendous year," said Drew Madsen, President and Chief Operating Officer of Darden. "Olive Garden continues to deliver industry-leading performance driven by an exceptionally strong brand and business model. Strong financial performance and same-restaurant sales growth at Red Lobster reflects significant improvement in every aspect of their business. Bahama Breeze continues to make meaningful progress in their mission to become more broadly appealing, as evidenced by their same-restaurant sales growth. And, we recognize we've got work to do at Smokey Bones. Plans are in place to address its key issues and new restaurant growth will be reduced until performance improves. While there are many challenges and opportunities in a dynamic business like casual dining, with our great people and proven brands, we're convinced that Darden overall is well-positioned to deliver another strong year of performance in fiscal 2007."


Other Actions

Darden continued the buyback of its common stock, purchasing 2.4 million shares in the fourth quarter. In fiscal 2006, the Company spent $434 million purchasing
11.9 million shares. Since commencing its repurchase program in December 1995, the Company has purchased 132.5 million shares for $2.2 billion under authorizations totaling 137.4 million shares.

The Board of Directors approved an additional share repurchase authorization totaling 25.0 million shares. Combined with unused capacity from prior authorizations, Darden's available share repurchase authorization now totals
29.9 million shares, which is approximately 20% of the 145.9 million shares the Company had outstanding at the end of fiscal 2006.

The Company will hold its Annual Meeting of Shareholders on September 15, 2006 at The Peabody Orlando hotel in Orlando, FL. The record date for shareholders entitled to vote at the Annual Meeting is July 24, 2006.


May 2006 U.S. Same-Restaurant Sales Results

Darden reported U.S. same-restaurant sales for the four-week May fiscal month ended May 28, 2006. This period is the last month of Darden's fiscal 2006 fourth quarter.

Same-restaurant sales at Red Lobster increased 3% to 4% for fiscal May, which reflected a 3% to 4% increase in check average and a 0% to 1% increase in guest counts. The check average increase was a result of an approximate 2% increase in pricing and a 1% to 2% increase from menu mix changes. Last year, same-restaurant sales at Red Lobster were up 5% to 6% during fiscal May.

Same-restaurant sales at Olive Garden increased approximately 3% for fiscal May, which reflected an approximate 2% increase in check average and an approximate 1% increase in guest counts. The check average increase was mostly due to pricing. Last year, same-restaurant sales at Olive Garden were up 11% to 12% during fiscal May.





                                     -MORE-

                                       -4-
Fiscal 2007 Outlook

Darden expects combined U.S. same-restaurant sales growth in fiscal 2007 of between 2% and 4% for Red Lobster and Olive Garden. Darden also expects to open approximately 40 net new restaurants. As a result, the Company expects total sales growth of between 5% and 7% in fiscal 2007. "With the solid same-restaurant sales growth we anticipate at Red Lobster and Olive Garden, continued operational progress at Bahama Breeze and stronger financial results at Smokey Bones as we limit new restaurant expansion and work to improve performance there, we expect 13% to 14% diluted net earnings per share growth in fiscal 2007, excluding compensation expense for stock options. This target is well within our long-term goal of annual diluted net earnings per share growth in the 10% to 15% range," said Otis. "When compensation expense for stock options is included following the adoption of SFAS 123R in the first quarter of fiscal 2007, we anticipate that diluted net earnings per share growth will be 9% to 10%, in fiscal 2007."

Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates over 1,400 Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones and Seasons 52 restaurants with annual sales of $5.7 billion.


Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain
important factors could cause results to differ materially from those anticipated by the forward-looking statements including the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, labor and insurance costs, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives, weather and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.


                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

        05/28/06                                                        05/29/05
        --------                                                        --------
             651               Red Lobster USA                              648
              31               Red Lobster Canada                            31
          ------               ------------------                        ------
             682               Total Red Lobster                            679

             576               Olive Garden USA                             557
               6               Olive Garden Canada                            6
          ------               -------------------                       ------
             582               Total Olive Garden                           563

              32               Bahama Breeze                                 32

             126               Smokey Bones                                 104

               5               Seasons 52                                     3
          ------                                                         ------

           1,427               Total Restaurants                          1,381

                                     -MORE-

                            DARDEN RESTAURANTS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except per share data)
                                   (Unaudited)


                                                       13 Weeks Ended       13 Weeks         52 Weeks          52 Weeks
                                                                             Ended             Ended             Ended

                                                         05/28/2006        05/29/2005        5/28/2006           5/29/2005
                                                         ----------        ----------        ---------           ---------


Sales                                                    $1,512,199         $1,394,214       $5,720,640        $5,278,110
Costs and expenses:
  Cost of sales:
     Food and beverage                                      452,062            421,389        1,691,906         1,593,709
     Restaurant labor                                       487,425            453,615        1,850,199         1,695,805
     Restaurant expenses                                    229,698            202,092          885,403           806,314
       Total cost of sales (1)                           $1,169,185         $1,077,096       $4,427,508        $4,095,828
  Selling, general and administrative                       141,854            128,123          536,379           497,478
  Depreciation and amortization                              56,472             54,562          221,456           213,219
  Interest, net                                              10,173             10,743           43,105            43,119
  Asset impairment and restructuring charges, net                --              2,051            9,674             4,549
       Total costs and expenses                          $1,377,684         $1,272,575       $5,238,122        $4,854,193
Earnings before income taxes                                134,515            121,639          482,518           423,917
Income taxes                                                (42,210)           (37,650)        (144,324)         (133,311)
Net earnings                                             $   92,305         $   83,989       $  338,194        $  290,606

Net earnings per share:
  Basic                                                  $     0.63         $     0.54       $     2.26        $     1.85
  Diluted                                                $     0.60         $     0.52       $     2.16        $     1.78


Average number of common shares outstanding:
  Basic                                                     146,700            155,200          149,700           156,700
  Diluted                                                   153,800            162,000          156,900           163,400



(1) Excludes restaurant depreciation and
amortization as follows:                                 $   52,429         $   50,670       $  205,375        $  198,422









                                     -MORE-

                            DARDEN RESTAURANTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)


                                                    5/28/2006        5/29/2005
ASSETS
Current assets:
  Cash and cash equivalents                       $    42,334       $    42,801
  Receivables                                          37,111            36,510
  Inventories                                         198,723           235,444
  Prepaid expenses and other current assets            29,889            28,927
  Deferred income taxes                                69,550            63,584
      Total current assets                        $   377,607       $   407,266
Land, buildings and equipment, net                  2,446,035         2,351,454
Other assets                                          186,528           179,051
      Total assets                                $ 3,010,170       $ 2,937,771

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                $   213,239       $   191,197
  Short-term debt                                      44,000                --
  Accrued payroll                                     123,176           114,602
  Accrued income taxes                                 64,792            52,404
  Other accrued taxes                                  46,853            43,825
  Unearned revenues                                   100,761            88,472
  Current portion of long-term debt                   149,948           299,929
  Other current liabilities                           283,309           254,178
      Total current liabilities                   $ 1,026,078       $ 1,044,607
Long-term debt, less current portion                  494,653           350,318
Deferred income taxes                                  90,573           114,846
Deferred rent                                         138,530           130,872
Other liabilities                                      30,573            24,109
      Total liabilities                           $ 1,780,407       $ 1,664,752

Stockholders' equity:
  Common stock and surplus                        $ 1,806,367       $ 1,703,336
  Retained earnings                                 1,684,742         1,405,754
  Treasury stock                                   (2,211,222)       (1,784,835)
  Accumulated other comprehensive income (loss)        (5,570)           (8,876)
  Unearned compensation                               (44,186)          (41,685)
  Officer notes receivable                               (368)             (675)
      Total stockholders' equity                  $ 1,229,763       $ 1,273,019
      Total liabilities and stockholders' equity  $ 3,010,170       $ 2,937,771










                                     -MORE-

                            DARDEN RESTAURANTS, INC.

                   Fourth Quarter FY 2006 FINANCIAL HIGHLIGHTS
                      (In millions, except per share data)
                                   (Unaudited)


                                                            13 Weeks           13 Weeks        52 Weeks           52 Weeks
                                                             Ended               Ended           Ended             Ended

                                                            5/28/2006          5/29/2005       5/28/2006          5/29/2005
                                                            ---------          ---------       ---------          ---------
Sales                                                        $1,512.2           $1,394.2        $5,720.6           $5,278.1

Net Earnings                                                 $   92.3           $   84.0        $  338.2           $  290.6

Net Earnings per Share:
  Basic                                                      $   0.63           $   0.54        $   2.26           $   1.85
  Diluted                                                    $   0.60           $   0.52        $   2.16           $   1.78

Average Number of Common Shares Outstanding:
  Basic                                                         146.7              155.2           149.7              156.7
  Diluted                                                       153.8              162.0           156.9              163.4





                                      -END-